UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2017

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 875-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On November 30, 2017, KLA-Tencor Corporation (the “Company”) entered into a Credit Agreement, by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”). The Credit Agreement provides for an unsecured revolving loan facility in the aggregate principal amount of $750.0 million. Subject to the terms of the Credit Agreement, the revolving loan facility may be increased in an amount of up to $250.0 million in the aggregate. Pursuant to the Credit Agreement, certain material domestic subsidiaries of the Company and the Company entered into a guarantee agreement providing for the guarantee of the obligations under the Credit Agreement and certain hedging and cash management obligations of the Company and its subsidiaries. As of November 30, 2017, after giving effect to the borrowings made on the closing date, the Company had outstanding $250 million aggregate principal amount of revolving loans under the Credit Agreement.

The proceeds of the loans under the Credit Agreement may be used by the Company for general corporate purposes of the Company and its subsidiaries. The Company used the proceeds from the borrowings made on the closing date[, together with cash on hand,] to repay in full the Company’s obligations under the Credit Agreement, dated as of November 14, 2014, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Prior Credit Agreement”).

The Company may borrow, repay and reborrow funds under the revolving facility until its maturity on November 30, 2022, at which time such revolving facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest, must be repaid. Revolving loans may be prepaid and revolving loan commitments may be permanently reduced by the Company in whole or in part, subject to certain minimum thresholds, without penalty or premium, subject to customary breakage costs.

Unused commitments under the Credit Agreement will be subject to a commitment fee, payable in arrears on the last day of each fiscal quarter, ranging from 0.10% to 0.25%, depending on the Company’s credit rating at such time. The Company is also obligated to pay other customary closing fees, arrangement fees and administration fees for a credit facility of this size and type.

Borrowings under the Credit Agreement will bear interest, at the Company’s option, at either: (i) the Alternate Base Rate (as defined in the Credit Agreement), plus the Applicable Rate (as defined in the Credit Agreement) or (ii) the Adjusted LIBO Rate (as defined in the Credit Agreement), plus the Applicable Rate. The Applicable Rate in each case is determined based on the Company’s credit rating at such time and ranges from 0.0% to 0.75% for borrowings bearing interest at the Alternate Base Rate and 1.0% to 1.75% for borrowings bearing interest based on the Adjusted LIBO Rate. Interest is payable on the last day of each fiscal quarter with respect to borrowings bearing interest at the Alternate Base Rate, or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at the Adjusted LIBO Rate.

The Credit Agreement contains customary representations and warranties by the Company, which include customary use of materiality, material adverse effect and knowledge qualifiers. The Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries’ ability to create liens and enter into sale and leaseback transactions, and that restrict its subsidiaries’ ability to incur indebtedness. Further, the Credit Agreement contains financial covenants that require the maintenance of maximum leverage ratio and minimum interest coverage ratio.

The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events with respect to the Company and certain of its subsidiaries, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount will accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate the Company’s obligations under the Credit Agreement; however, that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

Item 1.02	Termination of a Material Definitive Agreement.
On November 30, 2017, in connection with the Company’s entry into the Credit Agreement, the Company repaid all obligations outstanding under the Prior Credit Agreement and terminated all revolving loan commitments thereunder. On such date, $250 million principal amount of term loans were outstanding. Reference is hereby made to the Company’s Form 8-K filed on November 17, 2014 for a description of the terms of the Prior Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 30, 2017 by and among KLA-Tencor Corporation, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: November 30, 2017	By:	/s/ TERI A. LITTLE
	Name:	Teri A. Little
	Title:	Executive Vice President and Chief Legal Officer